Exhibit 99.1

1400 Union Meeting Road
Blue Bell, PA 19422
Phone:  215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Yanis Bibelnieks for C&D: 718-499-6516

                              FOR IMMEDIATE RELEASE
                     C&D TECHNOLOGIES ANNOUNCES PRELIMINARY
                   FIRST QUARTER RESULTS AND CONFERENCE CALLS

     BLUE BELL, PA, May 14, 2003 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced current estimated sales and earnings per share results for its fiscal 2004 first quarter ended April 30, 2003.

     Based on unaudited preliminary information, the company estimates net sales for the first quarter of fiscal 2004 to be in the range of $76 million to $77 million, compared with $84.1 million in the same quarter of fiscal 2003 and $79.8 million in the immediately preceding quarter, the fourth quarter of fiscal 2003, ended January 31, 2003. The company estimates that net income for the quarter will be approximately $2.8 million, or 11 cents per share, compared to $4.1 million, or 16 cents per share, in the first quarter of fiscal 2003. The company had estimated in early March that first quarter fiscal 2004 earnings per share would be comparable to last year's first quarter.

     The company also expects operating cash flows for the quarter to be approximately $6.8 million with debt dropping to approximately $30 million from $40 million at January 31, 2003. In addition, the company bought back 120,700 shares in the quarter for a total of $ 1.5 million.

                                   (continued)


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     C&D  Technologies  noted  that  the  first  quarter  unaudited  preliminary earnings per share estimates reflect lower sales compared to last year's first quarter, primarily in Powercom and Power Electronics, with Dynasty sales expected to be up 12%. Motive Power Sales are expected to be comparable to last year's first quarter.

     "The quarter began weakly with February at virtual  break-even,"  said Wade
H. Roberts, Jr., President and Chief Executive Officer of the company. "Subsequently we experienced sequential increases in earnings for March and April. Also during the first quarter, sales per work day were up strongly in March and April over February. Meanwhile, we continue to strengthen our balance sheet while carefully managing our costs through these challenging times," Mr. Roberts stated.

     The company will host a conference call to discuss this release on Thursday, May 15th at 9:15AM. The call in number is 706-679-4521. Investors who wish to listen to the conference call on the internet may log on through the Investor Relations page on C&D's corporate web site:
http://www.cdtechno.com.

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     The company plans to announce final financial results for the quarter ended
April 30, 2003 on May 27, 2003, before the opening of the market, with a conference call scheduled for 9:00AM on that date to discuss these results.

         This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including, without limitation, the company's annual report on Form 10-K for the fiscal year ended January 31, 2003), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

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